UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TRILLER GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

TRILLER GROUP INC.
1301 N Broadway STE 98065
Los Angeles, 90012 CA

Dear Stockholder:

As you are aware, the Board of Directors of Triller Group Inc. (the “Company,” “we,” or “our”) has called an Annual Meeting of Stockholders (the “Annual Meeting”) which will be held on June 10, 2026 at 1:00 P.M. local time, or at any adjournment or postponement thereof.

The information in this letter is intended to supplement and amend certain information included in the definitive proxy statement relating to the Annual Meeting, which was filed with the Securities and Exchange Commission (the “Proxy Statement”).

Quorum Requirement

The purpose of this letter is to provide new information about the quorum requirement for the Annual Meeting. Our Board of Directors has determined that it is advisable and in the best interests of the Company and its stockholders to amend Section 2.07 of the Company’s Bylaws to reduce the quorum requirement for meetings of stockholders from a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, to 35% in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy. By reducing the quorum requirement from a majority of outstanding stock to 35% of outstanding stock, we are more likely to reach quorum and hold a valid stockholders meeting, including the Annual Meeting at which important proposals will be considered, including, but not limited to, the consideration of a reverse stock split. If a quorum cannot be obtained, no action can be taken on these matters and the Company would be obligated to incur the expense of calling and holding another meeting of its stockholders. Moreover, the Board believes that the new quorum requirement is high enough to ensure that a broad range of stockholders are represented at meetings, while also reducing the risk of the Company needing to adjourn such meetings.

Supplemental Disclosures to the Proxy Statement

The following Q&A from page 6 of the Proxy Statement is amended to read as follows:

Q: What is a quorum?

A: The holders of 35% of the 197,466,991 shares of Common Stock and 11,801,804 shares of Series A-1 Preferred Stock outstanding as of the Record Date, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting until a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

Impact of the Quorum Change on Voting at the Annual Meeting

The approval of each of the Proposals requires the affirmative vote of a majority of the votes cast on the matter. As a result of the Bylaw Amendment, fewer outstanding shares of stock will be required to constitute a quorum at the Annual Meeting. This means that, if the number of shares represented at the Annual Meeting satisfies the new quorum requirement but is less than a majority of our outstanding shares of stock, the affirmative vote of fewer shares will be required to approve each of the Proposals than if the Bylaw Amendment had not been approved.

Impact on Proxies Previously Submitted

Unless stockholders want to change their vote on any or all of the Proposals, this Bylaw Amendment will not impact any proxies previously submitted in connection with the Annual Meeting and such proxies will continue to be counted as disclosed in the Proxy Statement. If you wish to change your vote, we refer you to the procedures set forth in the Proxy Statement, in particular, under the Q&A entitled “What if I want to change my vote or revoke my proxy?”

Additional Information

This letter should be read in conjunction with the Proxy Statement, which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

YOUR VOTE IS VERY IMPORTANT. Regardless of whether you plan to participate in the Annual Meeting, we ask that you promptly cast your vote following the instructions provided on the proxy card or on the materials provided by your broker if you own your shares in “street name.”

By order of the Board of Directors:

/s/ Ng Wing Fai
Ng Wing Fai
Executive Director

June 8, 2026

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